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                                 (c)EXHIBIT 99





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                                                                    NEWS RELEASE


FOR IMMEDIATE RELEASE                        Contact:  Mr. Edward P. Drudge, Jr.
- ---------------------                                  Chairman and
                                                       Chief Executive Officer



                        PERSONNEL GROUP OF AMERICA, INC.
                       ACQUIRES COMPUTER RESOURCES GROUP


CHARLOTTE, NC (June 18, 1996) - Personnel Group of America, Inc. (NYSE:PGA), a diversified personnel staffing services company headquartered in Charlotte, today announced that it has completed the previously announced acquisition of Computer Resources Group, a leader in information technology staffing in the San Francisco and Silicon Valley markets. Terms of the transaction were not disclosed.

      "Information technology staffing is an extremely high-growth industry and has been a priority for us for some time. With the acquisition of Computer Resources Group, we gain a strong presence in the San Francisco Bay area and an important entry into this exploding field," said Edward P. Drudge, Jr., chairman and chief executive officer of PGA.

      Computer Resources is headquartered in San Francisco and had revenues for calendar year 1995 of approximately $25 million. The company was founded in 1972; and today has offices in San Francisco, Sacramento, Silicon Valley and Salt Lake City, providing a full spectrum of information technology staffing services, including software engineering, systems design and development, network administration, and technical publication development, to a broad base of companies.

      "In keeping with our acquisition strategy, the company will continue to operate under its name, and the current management team will stay intact," Drudge said. "Richard Green, the founder, and his senior management team have created a very profitable organization with a leading market position; and we will work together to expand its position in the information technology staffing industry."

      Personnel Group of America, Inc. is a diversified personnel staffing company with 1995 annual revenues in excess of $251 million. The company is comprised of 172 company-owned, franchised and licensed offices in 33 states and the District of Columbia. PGA is organized into three divisions; Staffing Services, Health Care Services and Information Technology Staffing.

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